EXHIBIT 10.29

REPRESENTATION AGREEMENT

This document sets forth the essential terms of the Agreement between GABRIEL TECHNOLOGIES CORP. (GABRIEL) and JEFFERSON CONSULTING GROUP, LLC (JCG). The effective date of this Agreement shall be March 15, 2006, and will extend through March 14, 2007. At the completion of the first 90 days, GABRIEL and JCG will have the ability to end the Agreement with a 30-day written notification that the Agreement will be terminated. Thereafter, the contract will continue for successive years unless either party gives thirty (30) days written notice of its desire to terminate or modify the Agreement.

Scope of Services

JCG’s services will include the following:
•	Assisting with establishing or increasing federal market position and facilitate opportunity assessment and business capture.
•	Augmenting business development efforts by positioning, marketing and building demand for Gabriel’s products and services with key decision-makers, stakeholders and outside influencers.
•	Expanding demand for Gabriel’s products and services.
•	Determining specific agency business requirements that create opportunities based on Gabriel’s discriminators, while assessing competition in the existing business base.
•	Identifying and qualifying planned procurements that Gabriel can pursue.
•	Determining the best teaming partner or partners to leverage Gabriel’s capabilities to result in federal sales while receiving the widest possible exposure and enhanced branding for Gabriel.
•	Assist with securing funding for targeted business initiatives or product development, to include demonstration projects and proof-of-concept pilot tests.

Compensation

(1)	For services to be rendered under this Agreement, GABRIEL will pay JCG, in advance, a fixed monthly retainer, which escalates as follows:
a.	For the first three (3) months (March 15 - June 15) - $7,500.
b.	For the next three (3) months (June 16 - September 15) - $10,000.
c.	As of six (6) months commencing September 16, 2006 until termination of this Agreement - $15,000.
Should the scope of services for GABRIEL change during the term of this Agreement, JCG retains the option to renegotiate the monthly retainer.

(2)
In addition to the fixed monthly retainer, GABRIEL will reimburse JCG for all reasonable expenses and disbursements made in the performance of its services under this Agreement. Routine disbursements include travel, messengers, photocopying, express delivery services, on-line research charges, and ordinary communications (e.g., telephone, facsimile, and postage).

(3)
(a) In addition to the monthly fees described in Paragraphs (1) and (2) above, JCG shall be entitled to a success fee for each government contract awarded to GABRIEL as a result of the services provided by JCG as described in the Scope of Services above, the amount of each success fee to be determined by the following formula:

a.
For the first three (3) months (March 15 - June 15) - four percent (4%) of the total contract amount on any government contract awarded to GABRIEL. GABRIEL will also pay JCG a success fee equivalent to four percent (4%) of gross revenues from commercial arrangements GABRIEL receives due to the efforts of JCG.

b.
For the next three (3) months (June 16 - September 15) - four percent (4%) of the total contract amount on any government contract awarded to GABRIEL. GABRIEL will also pay JCG a success fee equivalent to four percent (4%) of gross revenues from commercial arrangements GABRIEL receives due to the efforts of JCG.

c.
As of six (6) months commencing September 16, 2006 until termination of this Agreement, three percent (3%) of the total contract amount on any government contract awarded to GABRIEL. GABRIEL will also pay JCG a success fee equivalent to three percent (3%) of gross revenues from commercial arrangements GABRIEL receives due to the efforts of JCG.

For purposes of the success fee calculation, the contract award shall include all modifications and extensions made to the contract agreement.

(b) All Success Fees shall be paid monthly, but in proportion to the amount of funds received from the customer for GABRIEL’s work on the contract in question. GABRIEL will pay JCG its success fees within thirty (30) days after GABRIEL receives payment from the federal government or commercial customer.

(c) Projects for which JCG will be eligible for success fees will be identified and mutually agreed upon in writing as an attachment to this Agreement. Once listed in the attachment, JCG will be eligible to receive a success fee when GABRIEL enters into a contract, agreement, or any other purchasing arrangement with the customer.

(d) Upon entering into an agreement for which JCG is eligible to earn success fees, GABRIEL shall provide documentation to JCG to enable JCG to reasonably determine the success fees JCG shall be entitled to earn and when such payments will be made to JCG. Such documentation shall be at the discretion of GABRIEL and could include providing JCG access to the relevant provisions of GABRIEL’s contract or agreement with the customer, copies of work orders or billing documentation.

(e) GABRIEL will pay all success fees to JCG from company profits, and not from funds appropriated by the United States Congress for any federal contract, grant, loan or cooperative agreement.

(f) If GABRIEL unilaterally cancels this Agreement, JCG shall be entitled to receive monthly success fee payments for the life of the federal or commercial contract. JCG shall also be entitled to a success fee if GABRIEL is awarded a federal or commercial contract within six (6) months of termination of this Agreement.

(4)
An invoice for the fixed monthly retainer will be submitted thirty (30) days prior to the beginning of the month and shall be payable upon receipt. Expenses or disbursements incurred on behalf of GABRIEL will be submitted at the end of each month and shall be payable upon receipt. JCG retains the right to suspend all work on GABRIEL’s account in the event that any invoice remains outstanding for a period of more than thirty (30) days. JCG reserves the right to charge GABRIEL a one and one half percent (1 1/2%) late charge for payments not received within sixty (60) days of invoice.

Miscellaneous

(1)	GABRIEL will provide sufficient information and materials about its products and services to enable JCG to effectively market GABRIEL’s capabilities to the U.S. Government.

(2)
In performing this Agreement for GABRIEL, JCG will conduct itself as a proper bona fide marketing agency. In this regard, JCG will not exert improper influence to solicit or obtain any Government contract, nor is JCG able to obtain any Government contract through improper influence.

(3)
JCG will maintain accurate records of all time and expenses incurred on behalf of GABRIEL during the term of this Agreement and for one year thereafter. GABRIEL may examine such records upon reasonable notice and during normal business hours. This does not include JCG salary data, overhead and other internal JCG costs or non-billable expenses.

(4)
JCG acknowledges its responsibility, both during and after the term of this Agreement, to use all reasonable efforts to preserve the confidentiality of any proprietary information of GABRIEL, or data developed by JCG on behalf of GABRIEL, except as required by law. It is understood that JCG is not responsible for the acts of GABRIEL or representations made by GABRIEL upon which JCG relies in providing services under this Agreement.

(5)
If disputes related to payment of fees or expenses occur and result in legal fees or costs for JCG, GABRIEL will pay legal fees and costs incurred by JCG in connection with the collection of fees or expenses.

(6)
GABRIEL agrees that during the term of this Agreement, and for a period of one year after its termination, GABRIEL will not solicit or hire any employee of JCG, either directly or indirectly, without written authorization of JCG.

(7)
This Agreement represents the entire Agreement of the parties and may be amended only in writing signed by all parties. It shall be governed by, and construed in accordance with, the laws of the District of Columbia.

If you concur with the terms set forth above, please signify your acceptance by signing and returning this Agreement to JCG.

ACCEPTED:

GABRIEL TECHNOLOGIES CORP.	JEFFERSON CONSULTING GROUP, LLC

By:	By:	/s/ Hugh P. Mackrell

Name:	Name:	Hugh P. Mackrell

Title:	Title:	Chief Operating Officer

Date:	Date:	3/31/06

[Gabriel Technologies Corp Logo] www.gabrieltechnologies.com

October 19,  2006

Hugh P. Mackrell
Jefferson Consulting Group
1401 K St, N.W., Suite 900
Washington, DC 20005

Dear Hugh:

This letter shall serve as notice to Jefferson Consulting Group pursuant to the Representation Agreement dated March 15, 2006 between Jefferson Consulting Group and Gabriel Technologies Corp. that Gabriel Technologies Corp. desires to give 30 days notice to terminate the Agreement.

Please contact me if you have any questions regarding this matter.

Sincerely,

/s/ Keith R. Feilmeier
Keith R. Feilmeier